Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The subsidiaries of Zoran Corporation are the following:

1.             Zoran Microelectronics Ltd., a corporation organized under the laws of the State of Israel; and

2.             Zoran International, Inc., a Delaware corporation; and

3.             PixelCam, Inc., a California corporation.